Exhibit 10.1

September 12, 2018

Dear Ed:

On behalf of PDL BioPharma, Inc. (‘PDL’ or ‘we’), I am pleased to extend to you an employment offer for the position of Vice President, Finance. We would work with you to fix a start date within a reasonable time of the date of this offer letter. You will report to me as PDL’s VP & Chief Financial Officer. You would be expected to work full time at our principal place of business at 932 Southwood Boulevard, Incline Village, Nevada 89451.

You agree that you will devote your full business time and efforts to PDL. You agree that you will not engage in any other business or serve in any position with, or as a consultant or adviser to, any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of PDL’s Board. Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this Offer Letter, which positions you have disclosed to me, provided that any such service obligation is not materially increased beyond what you have disclosed to us.

Signing Bonus

You will receive a signing bonus, ten (10) days subsequent to your first day of employment, comprising a one-time cash payment of $25,000. The signing bonus will be subject to a one year claw back period from your first date of employment, in the event you voluntarily leave PDL without Good Reason (as defined in the attached Severance Agreement) (the Claw Back). The Claw Back will expire on the one-year anniversary of your first date of employment.

Base Salary

Your annual base salary (as in effect from time to time, ‘Base Salary’) will be $280,000, less applicable taxes and withholdings, and will be payable in accordance PDL’s payroll procedures. Your Base Salary shall be reviewed each year, but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of PDL.

Target Bonus

Your annual target bonus will be set at fifty percent (50%) of your annual Base Salary. Your annual bonus will be based sixty percent (60%) on your contribution to PDL’s achievement of its goals and objectives and forty percent (40%) on your individual performance as determined by the CFO, CEO and the Compensation Committee of the Board. Your 2018 annual bonus will be prorated based on the date of employment. We will work together to develop your personal goals for 2018.

Long-Term Incentive

An important part of PDL’s compensation philosophy is its long-term incentive program. You will be entitled to participate in PDL’s long term incentive plan once it has been finalized by the Compensation Committee.

Termination without Cause or Resignation for Good Reason

If you are terminated without Cause or resign for Good Reason, (a) you will receive a lump sum cash payment equal to (i) one hundred percent (100%) of the sum of your Base Salary in effect immediately prior to the time of separation, (ii) seventy-five percent (75%) of the sum of your annual target bonus for the year in which separation occurs and (iii) twelve months of COBRA Benefits, and (b)(i) any unvested cash payments and equity awards under any long-term incentive plan in effect at the date of separation shall ratably accelerate, vest and pay in proportion to the time lapsed during the vesting period, as increased by any adjustments and milestones earned by the time of payment, and (ii) any accrued and unpaid dividends and interest on the then unvested equity awards shall vest and pay; provided that such payment and other benefit shall be contingent upon your signing a release of all claims against PDL in a form acceptable to the Company.

For additional details regarding your severance benefits and the meanings of ‘Cause’ and ‘Good Reason,’ please see Attachment A.

Housing and Relocation Assistance

PDL will pay you $4,000 per month for three years of housing assistance. In additional, to defray your moving expenses, PDL will reimburse you for such expenses up to $10,000.

Company Policies

You agree to adhere to PDL’s healthcare regulatory compliance program and the corporate codes, policies and guidelines in place from time to time, including those set forth on Attachment B.

Health and Related Benefits

Through TriNet, PDL provides a welfare benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with PDL guidelines. In general, PDL pays 100% of premiums for employee medical, employee dental and employee vision coverage. In addition, PDL funds between 85% and 90% of premiums for medical, dental and vision coverage for spouse, dependent, and domestic partner coverage. Exact reimbursement varies by plan selected.

For a summary of these benefits and your options, please see Attachment C.

Holidays, Vacation and Sick Leave

In 2018, full-time employees will be paid as if they worked twelve (12) designated holidays. PDL also offers one (1) Unrestricted Floating Holiday during the calendar year to regular full-time employees. An Unrestricted Floating Holiday may be used at any time for any occasion, provided that the employee obtains advance management approval for the scheduled usage of the Unrestricted Floating Holiday.
In addition, each full-time employee accrues vacation time based on the number of regular hours worked. In any calendar year, you can accrue up to one hundred and sixty hours (160) hours or twenty (20) days of paid vacation time. Usage and scheduling of time off is subject to the direction and approval of your supervisor.
Finally, PDL offers sick leave when your own illness prevents you from reporting to work. Your sick leave is calculated in increments for each pay period and, like vacation time, is based upon hours worked. You can accrue up to forty-eight (48) hours or six (6) days of sick leave annually. For additional details regarding these policies, please see Attachment C.

401(k) Plan
Through Fidelity, PDL provides the opportunity for its employees to participate in our 401(k) Plan. Under the terms of PDL’s 401(k) Plan, the company matches 100% of the employee’s contribution up to 3% of their salary and matches 50% of the employee’s contribution from 3% to 5% of their salary. Vesting under the 401(k) Plan is immediate. The Compensation Committee reserves the right to modify any or all of the terms of PDL’s 401(k) Plan, including cessation of the 401(k) Plan.

Other Important Information

This offer is conditional upon successful completion of a background check. You may begin your employment while the background check in on-going. Your employment with PDL will not be for a set term, and you will be an at-will employee. As a PDL employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without Cause. There will be no express or implied agreements to the contrary.

PDL intends that payments and benefits provided to you pursuant to this Offer Letter be exempt from or comply with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Any ambiguities in this Offer Letter shall be construed in a manner consistent with such intent.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it to me on or before Wednesday, September 19, 2018, 5:00 p.m. Pacific Daylight Time. By executing this Offer Letter, you hereby represent that your execution hereof, and performance of your obligations hereunder, do not, and will not, contravene or otherwise conflict with any other agreement to which you are a party or any other legal obligation applicable to you. This Offer Letter, along with the Proprietary Information and Invention Assignment Agreement, which we will have you sign upon your acceptance, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This Offer Letter may not be modified or amended except by a written agreement, signed by PDL and you.

Please call me if you have any questions. We are very excited at the prospect of your joining PDL, and I look forward to your response.

Sincerely,
/s/ Peter S. Garcia
PDL BioPharma, Inc.	Accepted by:
Peter S. Garcia	Edward A. Imbrogno
Vice President and Chief Financial Officer	/s/ Edward A. Imbrogno
Dated: 09 - 13 - 2018

Expected Start Date: 10 - 08 - 2018